ARROW AUTOMOTIVE INDUSTRIES, INC.
 SECOND AMENDMENT TO REVOLVING CREDIT AND TERM LOAN AGREEMENT


        THIS SECOND AMENDMENT (this "Amendment"), dated as of June 24, 1995, by and between
 Arrow Automotive Industries, Inc. (the "Borrower") and The First National Bank of Boston (the "Bank") as parties to a certain Revolving Credit and Term Loan Agreement, dated as of December 29, 1993, as amended by the First Amendment to Revolving Credit and Term Loan Agreement, dated as of March 24, 1995 (the "Credit Agreement"). Capitalized terms not otherwise defined herein shall have the same meanings ascribed thereto in the Credit Agreement.

        WHEREAS, the Borrower has requested the Bank to make certain amendments to the Credit
 Agreement; and

        WHEREAS, the Bank is willing to make such amendments to the Credit Agreement subject to the terms and conditions set forth herein.

        NOW THEREFORE, the Borrower and the Bank hereby covenant and agree as follows:

        1. Amendment to Credit Agreement. The Credit Agreement is hereby amended by:

        (a) deleting the definition of "Total Debt Service" contained in Section 1.1 of the Credit Agreement and restating it in its entirety as follows:

 Total Debt Service. For any period, the sum of (a) Total Interest Expense plus (b) Current Financial Obligations multiplied by the percentage of the fiscal year represented by such period. For example, if the relevant period is comprised of (i) one fiscal quarter, Current Financial Obligations would be multiplied by 25%, (ii) two fiscal quarters, Current Financial Obligations would be multiplied by 50%, (iii) three fiscal quarters, Current Financial Obligations would be multiplied by 75%, and (iv) four fiscal quarters, Current Financial Obligations would be multiplied by 100%.

        (b) deleting Section 11.2 and restating it in its entirety as follows:

 Section 11.2 Debt Service. The Borrower will not permit, as at the end of each fiscal period described in the table set forth below, the ratio of (a) the sum of (i) Net Income, plus (ii) Total Interest Expense, plus (iii) depreciation, plus (iv) amortization to (b) Total Debt Service to be less than the ratio set forth opposite such period in such table:

 Fiscal Period                                                Ratio
    Q4, 1995                                                 0.8:1.0
    Q1, 1996                                                 1.2:1.0
    6 month period:   Q1, 1996 through Q2, 1996              1.2:1.0
    9 month period:   Q1, 1996 through Q3, 1996              1.2:1.0
    12 month period:  Q1, 1996 through Q4, 1996              1.2:1.0
    Each period of four consecutive fiscal quarters
    thereafter, commencing with the four
    consecutive fiscal quarters ending on the last
    day of Q1, 1997                                          1.2:1.0

        2.      Conditions  to  Effectiveness.   This  Amendment  shall  be
 effective as of June 24, 1995,
 upon satisfaction of the following conditions:

                (a) This Amendment shall have been duly and properly executed and delivered to the
 Bank by the Borrower; and

                (b) All corporate action necessary for the valid execution, delivery and performance by the Borrower of this Amendment and the Credit Agreement as amended hereby shall have been duly and effectively taken, and evidence thereof satisfactory to the Bank shall have been provided to the
 Bank.

        3.      Representations   and  Warranties.   The  Borrower,  hereby
 represents and warrants to the
 Bank as follows:

                (a) Representations and Warranties in Credit Agreement. The representations and warranties of the Borrower contained in the Credit Agreement (i) were true and correct in all material respects when made, and (ii) except to the extent such representations and warranties by their terms are made solely as of a prior date, continue to be true and correct in all material respects on the date hereof.

                (b) Ratification, Etc. Except as expressly provided by this Amendment, the Credit
 Agreement and all documents, instruments and agreements related thereto, including, but not limited to the Security Documents, are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Credit Agreement and this Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit
 Agreement shall hereafter refer to the Credit Agreement as amended hereby.

                (c) Authority, Etc. The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of all of its agreements and obligations under the Credit
  Agreement as amended hereby are within the corporate authority of the Borrower and have been duly authorized by all necessary corporate action on the part of the Borrower.

                (d) Enforceability of Obligations. This Amendment and the Credit Agreement as amended hereby constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms.

                (e)     No  Default.   No  Default  or Event of Default has
 occurred and is continuing, and
 no Default or Event of Default will exist after execution and delivery of this Amendment.

        4.      No  Other  Amendments  or  Waivers.   Except  as  expressly
 provided in this Amendment,
 all of the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect.

        5. Expenses. Pursuant to Section 16 of the Credit Agreement, all costs and expenses incurred or sustained by the Bank in connection with this Amendment, including the fees and disbursements of legal counsel for the Bank in producing, reproducing and negotiating the Amendment, will be for the account of the Borrower whether or not the transactions contemplated by this Amendment are consummated.

        6.      Execution in Counterparts.   This Amendment may be executed
 in any number of
  counterparts, each of which shall be deemed an original, but which together shall constitute one instrument.

        7. Miscellaneous. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT UNDER THE
 LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE
  CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH
 OF
 MASSACHUSETTS  (EXCLUDING  THE  LAWS  APPLICABLE TO CONFLICTS OR CHOICE OF
 LAW). The
 captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment under seal as of the date first set forth above.

                                             ARROW AUTOMOTIVE INDUSTRIES, INC.

                                    By:/s/James F. Fagan
                                  Name:James F. Fagan
                                 Title:Executive Vice President and CFO

                                          THE FIRST NATIONAL  BANK OF BOSTON


                                    By:/s/Mathew A. Ross
                                    Matthew   A.  Ross, Vice President